Del Monte Corporation Reports Second Quarter Earnings for Fiscal 2026
Del Monte Foods Drives Growth in First Full Quarter of Ownership

Portfolio Actions Expected to Enhance Cost Structure and Improve Returns

Building Del Monte Corporation Across Fresh, Refrigerated, Shelf-Stable, and Prepared Foods

CORAL GABLES, Fla. - July 29, 2026 - Del Monte Corporation (NYSE: DMC) ("Del Monte" or the "Company") today reported financial results for the second quarter ended June 26, 2026. For the second quarter of 2026, the Company reported earnings per diluted share of $0.44, or on an Adjusted basis, earnings per diluted share(1) of $0.72.

“This quarter marked an important milestone in our evolution as we officially became Del Monte Corporation. Our new corporate name reflects far more than a rebrand—it represents the company we are building: one that is building on its leadership in fresh produce to create value across fresh, refrigerated, shelf-stable and prepared foods, while unlocking greater value from our agricultural platform,” said Mohammad Abu-Ghazaleh, Del Monte Corporation Chairman and Chief Executive Officer. "We’re already seeing that evolution translate into results. Our Foods Division, created through the acquisition of the Del Monte Foods business, has demonstrated the strength of our strategy. In a remarkably short period of time, we stabilized a business facing significant financial and operational challenges, advanced our integration priorities, and established a strong foundation for future growth.”

Financial highlights for the second quarter of 2026:

The Company completed its divestiture of its Mann Packing Inc. business operations ("Mann Packing") during the fourth quarter of 2025. Accordingly, the following financial highlights also include adjusted basis results to reflect the impact of the divestiture.

Net sales for the second quarter of 2026 were $1,219.1 million. The increase was primarily driven by higher net sales in the prepared foods segment following the acquisition of Del Monte Foods in March 2026. The increase was partially offset by lower net sales in the fresh and value-added products segment, reflecting the divestiture of the Mann Packing business in the fourth quarter of 2025, lower banana sales volumes in North America and Asia.

Gross profit for the second quarter of 2026 was $121.3 million. The increase was primarily driven by higher net sales, partially offset by higher per-unit production and procurement costs in the Company's banana and fresh and value-added products segments, higher ocean freight and distribution costs, and unfavorable foreign currency impacts, primarily related to the Costa Rican colon. Gross margin was 9.9%.

Operating income for the second quarter of 2026 was $33.5 million. The decrease was primarily driven by higher asset impairment and other charges, net, primarily related to actions taken in Costa Rica and acquisition-related expenses associated with Del Monte Foods, and higher selling, general, and administrative expenses. Adjusted operating income(1) was $48.7 million.

Del Monte Corporation net income(2) for the second quarter of 2026 was $21.2 million. Adjusted Del Monte Corporation net income(1) was $34.2 million.

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Del Monte Corporation

Second Quarter 2026 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Del Monte Corporation and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	June 26, 2026					June 27, 2025
Segment Data:	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$569.3	47%	$62.9	52%	11.0%	$649.9	55%	$75.2	63%	11.6%
Banana	361.1	30%	8.4	7%	2.3%	410.0	35%	30.0	25%	7.3%
Prepared foods	236.1	19%	44.6	37%	18.9%	72.7	6%	9.7	8%	13.3%
Other products and services	52.6	4%	5.4	4%	10.3%	49.9	4%	5.2	4%	10.4%
	$1,219.1	100%	$121.3	100%	9.9%	$1,182.5	100%	$120.1	100%	10.2%

	Six months ended
	June 26, 2026					June 27, 2025

	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$1,118.2	49%	$122.7	58%	11.0%	$1,262.1	56%	$134.1	63%	10.6%
Banana	718.3	32%	24.9	12%	3.5%	773.7	34%	46.8	22%	6.0%
Prepared foods	318.6	14%	53.5	25%	16.8%	143.6	6%	20.0	10%	13.9%
Other products and services	108.1	5%	9.2	5%	8.5%	101.4	4%	11.3	5%	11.1%
	$2,263.2	100%	$210.3	100%	9.3%	$2,280.8	100%	$212.2	100%	9.3%
(1) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."
(2) "Del Monte Corporation net income" as referenced throughout this release is defined as Net income attributable to Del Monte Corporation.

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Del Monte Corporation

Second Quarter 2026 Business Segment Performance

Following the acquisition of Del Monte Foods and the segment realignment implemented during the first quarter of 2026, the Company’s financial results are presented under four reportable segments: Fresh and Value-Added Products, Bananas, Prepared Foods, and Other Products and Services. Prior-period amounts have been recast to conform to the current segment presentation.
Fresh and Value-Added Products
Net sales for the second quarter of 2026 were $569.3 million. The decrease primarily reflected the divestiture of the Mann Packing business during the fourth quarter of 2025, lower per-unit selling prices of avocados due to industry-wide oversupply, and lower sales volume in the Company's deciduous product line due to reduced production.

Gross profit for the second quarter of 2026 was $62.9 million. The decrease was primarily driven by lower net sales, higher per-unit production costs for pineapples and fresh-cut fruit, higher distribution costs, and unfavorable foreign currency impacts, primarily related to the Costa Rican colon and Mexican peso. These factors were partially offset by the absence of losses associated with the Mann Packing business, which was divested during the fourth quarter of 2025 and generated negative gross profit in the prior-year period. Gross margin was 11.0%.
Banana
Net sales for the second quarter of 2026 were $361.1 million. The decrease primarily reflected lower sales volume in North America due to weak market demand and in Asia due to lower supply. Sales volume in the Middle East was also lower due to supply constraints and geopolitical developments in the region.

Gross profit for the second quarter of 2026 was $8.4 million. The decrease was primarily driven by lower net sales, higher per-unit production and procurement costs, and higher ocean freight and distribution costs. Gross margin was 2.3%.
Prepared Foods
Net sales for the second quarter of 2026 were $236.1 million. The increase was primarily driven by the acquisition of Del Monte Foods in March 2026 and was partially offset by lower sales in North America and the Middle East due to lower availability of fruit inputs, including pineapple, used in concentrate and canned pineapple.
Gross profit for the second quarter of 2026 was $44.6 million. The increase was primarily driven by higher net sales following the acquisition of Del Monte Foods in March 2026, partially offset by higher per-unit production and distribution costs. Gross margin was 18.9%.
Other Products and Services
Net sales for the second quarter of 2026 were $52.6 million. The increase was primarily driven by higher sales in the Company's poultry and meats business due to higher production volumes.
Gross profit for the second quarter of 2026 was $5.4 million. The increase was primarily driven by higher net sales. Gross margin was 10.3%.

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Del Monte Corporation

Cash Flows
Net cash provided by operating activities for the first six months of 2026 was $94.0 million. The decrease was primarily attributable to lower net income and changes in working capital, including a larger use of cash from trade receivables due to timing of period-end collections and the acquisition of Del Monte Foods. Inventory remained a source of cash, although the benefit was lower than in the prior-year period. The decrease was partially offset by higher non-cash items, including asset impairment charges.
Long-Term Debt
Long-term debt increased to $414.6 million at the end of the second quarter of 2026, compared with $173.0 million at the end of 2025, reflecting the Del Monte Foods acquisition.

Quarterly Cash Dividend

On July 28, 2026, the Company's Board of Directors declared a quarterly cash dividend of $0.30 per share, payable on September 4, 2026, to shareholders of record as of August 12, 2026.

Share Repurchase Program

During the second quarter of 2026, the Company repurchased 465,213 shares of common stock for $16.0 million at an average price of $34.40 per share. As of June 26, 2026, $100.2 million remained available under the current share repurchase program.
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Del Monte Corporation

Del Monte Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Six months ended

Statement of Operations:	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Net sales	$1,219.1	$1,182.5	$2,263.2	$2,280.8
Cost of products sold	1,097.8	1,062.4	2,051.2	2,068.6
Other product-related charges	—	—	1.7	—
Gross profit	121.3	120.1	210.3	212.2
Selling, general and administrative expenses	72.6	51.3	123.7	99.3
(Loss) gain on disposal of property, plant and equipment, net	(0.4)	0.1	1.8	0.9
Asset impairment and other charges, net	14.8	0.6	34.8	0.6
Operating income	33.5	68.3	53.6	113.2
Interest expense, net	6.4	3.0	8.3	6.3
Income from equity method investments	1.9	7.8	8.5	7.8
Other expense, net	1.4	1.6	7.8	4.4
Income before income taxes	27.6	71.5	46.0	110.3
Income tax provision	6.1	14.1	13.8	21.0
Net income	21.5	57.4	32.2	89.3
Less: Net income attributable to noncontrolling interests	0.3	0.6	1.0	1.4
Net income attributable to Del Monte Corporation	$21.2	$56.8	$31.2	$87.9
Earnings per share(1):
Basic	$0.45	$1.19	$0.66	$1.83
Diluted	$0.44	$1.18	$0.65	$1.82
Dividends declared per ordinary share	$0.30	$0.30	$0.60	$0.60
Weighted average number of ordinary shares:
Basic	47,396,810	47,953,982	47,423,341	47,955,160
Diluted	47,605,384	48,172,414	47,737,419	48,220,517
(1) Earnings per share ("EPS") is calculated based on Net income attributable to Del Monte Corporation.
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Del Monte Corporation

Del Monte Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	June 26, 2026	December 26, 2025
Assets
Current assets:
Cash and cash equivalents	$36.1	$35.7
Trade accounts receivable, net	423.5	376.1
Other accounts receivable, net	106.4	85.9
Inventories, net	721.4	581.9
Assets held for sale	15.1	9.6
Prepaid expenses and other current assets	46.5	51.6
Total current assets	1,349.0	1,140.8

Investments in and advances to unconsolidated companies	49.0	63.2
Property, plant and equipment, net	1,206.4	1,119.5
Operating lease right-of-use assets	183.9	192.8
Goodwill	389.7	390.0
Intangible assets, net	75.9	33.1
Deferred income taxes	50.0	45.5
Other noncurrent assets	78.5	74.1
Total assets	$3,382.4	$3,059.0

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$530.1	$467.3
Current maturities of debt and finance leases	7.0	1.5
Current maturities of operating leases	44.2	45.4
Income taxes and other taxes payable	24.8	15.1
Total current liabilities	606.1	529.3

Long-term debt and finance leases	426.4	176.2
Retirement benefits	98.9	92.4
Deferred income taxes	80.6	79.1
Operating leases, less current maturities	117.5	125.9
Other noncurrent liabilities	30.8	25.9
Total liabilities	1,360.3	1,028.8
Commitments and contingencies
Shareholders' equity:
Preferred shares	—	—
Ordinary shares	0.5	0.5
Paid-in capital	606.3	606.6
Retained earnings	1,435.3	1,447.3
Accumulated other comprehensive loss	(34.7)	(38.2)
Total Del Monte Corporation shareholders' equity	2,007.4	2,016.2
Noncontrolling interests	14.7	14.0
Total shareholders' equity	2,022.1	2,030.2
Total liabilities and shareholders' equity	$3,382.4	$3,059.0

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Del Monte Corporation

Del Monte Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Six months ended
	June 26, 2026	June 27, 2025
Operating activities:
Net income	$32.2	$89.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36.4	36.9
Amortization of debt issuance costs	0.2	0.2
Asset impairments	28.5	0.6
Share-based compensation expense	5.1	4.9
Change in uncertain tax positions	0.6	(0.8)
Deferred income taxes	(2.9)	(6.6)
Gain on disposal of property, plant and equipment, net	(1.8)	(0.9)
Income from equity method investments	(8.5)	(7.8)
Other, net	(0.2)	(1.3)
Changes in operating assets and liabilities
Receivables	(71.0)	(24.1)
Inventories	26.8	49.7
Prepaid expenses and other current assets	(2.0)	1.9
Accounts payable and accrued expenses	49.3	22.3
Other assets and liabilities	1.3	(5.1)
Net cash provided by operating activities	94.0	159.2

Investing activities:
Capital expenditures	(40.2)	(21.6)
Proceeds from sales of property, plant and equipment	19.6	3.5
Acquisition of select assets of Del Monte Foods, net of cash acquired	(307.7)	—
Investments in and advances to unconsolidated companies	(7.0)	(7.5)
Distributions received from unconsolidated companies	29.6	—
Other investing activities	—	1.2
Net cash used in investing activities	(305.7)	(24.4)

Financing activities:
Proceeds from debt	459.7	269.8
Payments on debt	(218.1)	(312.9)
Distributions to noncontrolling interests	(0.3)	—
Share-based awards settled in cash for taxes	(1.8)	(0.9)
Dividends paid	(28.5)	(28.8)
Repurchase and retirement of ordinary shares	(20.1)	(7.6)
Other financing activities	(2.2)	(0.8)
Net cash provided by (used in) financing activities	188.7	(81.2)
Effect of exchange rate changes on cash	(1.6)	(0.7)
Net (decrease) increase in cash, cash equivalents and restricted cash	(24.6)	52.9
Cash, cash equivalents and restricted cash, beginning	64.2	32.6
Cash, cash equivalents and restricted cash, ending	$39.6	$85.5
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Del Monte Corporation

Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures that are referred to in this press release as “non-GAAP measures.” Management believes these non-GAAP measures provide a more comparable analysis of the underlying operating performance of the business.

These non-GAAP measures include the following: Adjusted net sales, Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. Adjusted net sales, Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income and Adjusted diluted EPS each reflect adjustments relating to the divestiture of Mann Packing, asset impairment and other charges, net, loss (gain) on disposal of property, plant and equipment, net and other product-related charges. EBITDA is defined as net income attributable to Del Monte Corporation excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for the divestiture of Mann Packing (excluding the impact of depreciation, amortization, asset impairment and other charges, net, gain on disposal of property, plant and equipment, net and income taxes already included within the EBITDA calculation), sales claims arising from delays and disruptions to shipments passing through the Strait of Hormuz, asset impairment and other charges, net, gain on disposal of property, plant and equipment, net, and other product-related charges. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of Adjusted net sales.

These non-GAAP measures provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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Del Monte Corporation

	Del Monte Corporation and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	June 26, 2026					June 27, 2025
	Net Sales	Gross profit	Operating income	Net income attributable to Del Monte Corporation	Diluted EPS	Net Sales	Gross profit	Operating income	Net income attributable to Del Monte Corporation	Diluted EPS
As reported	$1,219.1	$121.3	$33.5	$21.2	$0.44	$1,182.5	$120.1	$68.3	$56.8	$1.18
Adjustments:
Asset impairment and other charges, net (3)	—	—	14.8	14.8	0.31	—	—	0.6	0.6	0.01
Loss (gain) on disposal of property, plant and equipment, net (4)	—	—	0.4	0.4	0.01	—	—	(0.1)	(0.1)	—
Divestiture of Mann Packing (5)		—	—	—	—	(60.2)	6.8	8.5	8.5	0.18
Tax effects of all adjustments (6)	—	—	—	(2.2)	(0.04)	—	—	—	1.8	0.04
As adjusted	$1,219.1	$121.3	$48.7	$34.2	$0.72	$1,122.3	$126.9	$77.3	$67.6	$1.41

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Del Monte Corporation

	Del Monte Corporation and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Six months ended
	June 26, 2026					June 27, 2025
	Net Sales	Gross profit	Operating income	Net income attributable to Del Monte Corporation	Diluted EPS	Net Sales	Gross profit	Operating income	Net income attributable to Del Monte Corporation	Diluted EPS
As reported	$2,263.2	$210.3	$53.6	$31.2	$0.65	$2,280.8	$212.2	$113.2	$87.9	$1.82
Adjustments:
Sales claims due to shipping delays in the Middle East (1)	0.6	0.6	0.6	0.6	0.01	—	—	—	—	—
Other product-related charges (2)	—	1.7	1.7	1.7	0.04	—	—	—	—	—
Asset impairment and other charges, net (3)	—	—	34.8	34.8	0.73	—	—	0.6	0.6	0.01
Gain on disposal of property, plant and equipment, net (4)	—	—	(1.8)	(1.8)	(0.04)	—	—	(0.9)	(0.9)	(0.02)
Divestiture of Mann Packing (5)	—	—	—	—	—	(111.1)	12.5	17.0	17.0	0.36
Tax effects of all adjustments (6)	—	—	—	(2.6)	(0.05)	—	—	—	1.8	0.04
As adjusted	$2,263.8	$212.6	$88.9	$63.9	$1.34	$2,169.7	$224.7	$129.9	$106.4	$2.21

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Del Monte Corporation

	Del Monte Corporation and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	June 26, 2026					June 27, 2025
	Fresh and value-added products	Banana	Prepared foods	Other products and services	Total	Fresh and value-added products	Banana	Prepared foods	Other products and services	Total
Gross profit (as reported)	$62.9	$8.4	$44.6	$5.4	$121.3	$75.2	$30.0	$9.7	$5.2	$120.1
Adjustments:
Divestiture of Mann Packing (5)	—	—	—	—	—	6.8	—	—	—	6.8
Adjusted Gross profit	$62.9	$8.4	$44.6	$5.4	$121.3	$82.0	$30.0	$9.7	$5.2	$126.9

Net sales	$569.3	$361.1	$236.1	$52.6	$1,219.1	$649.9	$410.0	$72.7	$49.9	$1,182.5
Adjustments:
Divestiture of Mann Packing (5)	—	—	—	—	—	(60.2)	—	—	—	(60.2)
Adjusted Net sales	$569.3	$361.1	$236.1	$52.6	$1,219.1	$589.7	$410.0	$72.7	$49.9	$1,122.3

Gross margin (a)	11.0%	2.3%	18.9%	10.3%	9.9%	11.6%	7.3%	13.3%	10.4%	10.2%
Adjusted Gross margin (b)	11.0%	2.3%	18.9%	10.3%	9.9%	13.9%	7.3%	13.3%	10.4%	11.3%

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Del Monte Corporation

	Del Monte Corporation and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Six months ended
	June 26, 2026					June 27, 2025
	Fresh and value-added products	Banana	Prepared foods	Other products and services	Total	Fresh and value-added products	Banana	Prepared foods	Other products and services	Total
Gross profit (as reported)	$122.7	$24.9	$53.5	$9.2	$210.3	$134.1	$46.8	$20.0	$11.3	$212.2
Adjustments:
Sales claims due to shipping delays in the Middle East (1)	0.1	0.5	—	—	0.6	—	—	—	—	—
Divestiture of Mann Packing (5)	—	—	—	—	—	12.5	—	—	—	12.5
Other product-related (credits) charges (2)	0.7	1.0	—	—	1.7	—	—	—	—	—
Adjusted Gross profit	$123.5	$26.4	$53.5	$9.2	$212.6	$146.6	$46.8	$20.0	$11.3	$224.7

Net sales	$1,118.2	$718.3	$318.6	$108.1	$2,263.2	$1,262.1	$773.7	$143.6	$101.4	$2,280.8
Adjustments:
Sales claims due to shipping delays in the Middle East (1)	0.1	0.5	—	—	0.6	—	—	—	—	—
Divestiture of Mann Packing (5)	—	—	—	—	—	(111.1)	—	—	—	(111.1)
Adjusted Net sales	$1,118.3	$718.8	$318.6	$108.1	$2,263.8	$1,151.0	$773.7	$143.6	$101.4	$2,169.7

Gross margin (a)	11.0%	3.5%	16.8%	8.5%	9.3%	10.6%	6.0%	13.9%	11.1%	9.3%
Adjusted Gross margin (b)	11.0%	3.7%	16.8%	8.5%	9.4%	12.7%	6.0%	13.9%	11.1%	10.4%
(a) Calculated as Gross profit as a percentage of net sales.
(b) Calculated as Adjusted Gross profit as a percentage of Adjusted Net sales.

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Del Monte Corporation

Del Monte Corporation and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA
(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Six months ended
	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Net income attributable to Del Monte Corporation	$21.2	$56.8	$31.2	$87.9
Interest expense, net	6.4	3.0	8.3	6.3
Income tax provision	6.1	14.1	13.8	21.0
Depreciation & amortization	20.1	18.4	36.4	36.9
Share-based compensation expense	2.6	2.6	5.1	4.9
EBITDA	56.4	94.9	94.8	157.0

Adjustments:
Sales claims due to shipping delays in the Middle East (1)	—	—	0.6	—
Other product-related charges (2)	—	—	1.7	—
Asset impairment and other charges, net (3)	14.8	0.6	34.8	0.6
Loss (gain) on disposal of property, plant and equipment, net (4)	0.4	(0.1)	(1.8)	(0.9)
Divestiture of Mann Packing (5)	—	6.9	—	13.8
Adjusted EBITDA	$71.6	$102.3	$130.1	$170.5

Net sales	$1,219.1	$1,182.5	$2,263.2	$2,280.8
Adjusted Net sales	$1,219.1	$1,122.3	$2,263.8	$2,169.7
Net income margin (a)	1.7%	4.8%	1.4%	3.9%
(a) Calculated as Net income attributable to Del Monte Corporation as a percentage of net sales.
Adjusted Net income margin (b)	2.8%	6.0%	2.8%	4.9%
(b) Calculated as Adjusted Net income attributable to Del Monte Corporation as a percentage of Adjusted Net sales.
EBITDA margin (c)	4.6%	8.0%	4.2%	6.9%
(c) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin (d)	5.9%	9.1%	5.7%	7.9%
(d) Calculated as Adjusted EBITDA as a percentage of Adjusted Net sales.

(1)Sales claims due to shipping delays in the Middle East for the six months ended June 26, 2026, primarily consisted of customer quality claims arising from delays and disruptions to shipments passing through or indirectly impacted by delays in the Strait of Hormuz and the congestion at other ports.

(2)Other product-related charges for the six months ended June 26, 2026, primarily consisted of product damages and non-recoverable inventory related to geopolitical developments in the Middle East and disruptions to shipping lanes through the Strait of Hormuz and the congestion at other ports.

(3)Asset impairment and other charges, net for the quarter ended June 26, 2026, primarily consisted of impairment charges of $10.6 million related to the closure of four banana farms in Costa Rica, $2.9 million of acquisition-related expenditures associated with our March acquisition of Del Monte Foods, and $1.6 million in property damage in Venezuela related to earthquake damage. For the six months ended June 26, 2026, asset impairment and other charges, net also included impairment charges of $16.1 million related to right-of-use assets acquired from Del Monte Foods for product lines we do not intend to operate and $3.5 million of additional transaction costs associated with our acquisition of Del Monte Foods. Asset impairment and other charges, net for the quarter and six months ended June 27, 2025, primarily consisted of impairment charges of $0.6 million related to a leased grape farm in Chile.

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Del Monte Corporation

(4)Loss on disposal of property, plant and equipment, net for the quarter ended June 26, 2026, primarily consisted of a $0.6 million reduction in the selling price of our Mann Packing business. For the six months ended June 26, 2026, gain on disposal of property, plant and equipment, net also included a $2.2 million gain on idle land in Chile. Gain on disposal of property, plant and equipment, net for the six months ended June 27, 2025, primarily consisted of a $0.8 million gain from the sale of idle land in Guatemala.

(5)Divestiture of Mann Packing includes the operating results of Mann Packing Inc. ("Mann Packing") and its wholly owned subsidiaries as a result of the sale of the Mann Packing business, including substantially all of its operational assets, which occurred during the fourth quarter of 2025 (refer to Form 10-K for the year ended December 26, 2025, for further information regarding the divestiture). For the quarter and six months ended June 27, 2025, the adjustments exclude tax effects of $0.1 million and $0.2 million. The tax effects associated with the operating results of Mann Packing are included in the amounts referenced in Tickmark (6) below. Total diluted EPS for the divestiture of Mann Packing when including the impacts of tax effects for the quarter and six months ended June 27, 2025, was $(0.18) and $(0.36).

(6)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes.

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Del Monte Corporation

Conference Call and Webcast Data

Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss second quarter 2026 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for replay on the Company’s website approximately two hours after the conclusion of the call.
About Del Monte Corporation

Del Monte Corporation is one of the world's leading vertically integrated producers, distributors and marketers of fresh and shelf-stable food products, with products sold in more than 90 countries worldwide. As the global owner of the Del Monte® brand, subject to certain existing licensing arrangements, the Company operates across fresh produce, fresh-cut fruit and vegetables, refrigerated foods and shelf-stable categories, serving consumers around the world with a portfolio built on quality, innovation and trust.

Formerly Fresh Del Monte Produce Inc., the Company changed its corporate name to Del Monte Corporation in June 2026, reflecting its expanded role as steward of one of the world's most recognized food brands and its commitment to unlocking new opportunities for growth, innovation and global brand expansion.

The Del Monte® brand has been a symbol of quality, freshness and reliability for more than 135 years. Del Monte Corporation is not affiliated with certain other Del Monte companies around the world, including Del Monte Asia Pte. Ltd. The Company is the first global marketer of fruits and vegetables to commit to the Science Based Targets initiative and has been recognized as one of America's Most Trusted Companies by Newsweek and named a Humankind 100 Company by Humankind Investments.

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Del Monte Corporation

Forward-looking Information

This press release and the related earnings call contain certain forward-looking statements regarding the intent, beliefs or current expectations of the Company. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. Specifically, this press release contains forward-looking statements regarding the Company’s plans and expectations for future performance, including: the benefits of the Del Monte Foods acquisition and our ability to unlock greater value from our agricultural platform. It is important to note that these forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties and assumptions that may cause the Company’s actual plans and performance to differ materially from those in the forward-looking statements as a result of various factors, including: the occurrence of any event, change or other circumstances under which the anticipated benefits of the Transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, our inability to successfully execute on our integration strategy, the diversion of management’s attention from ongoing business operations and opportunities, operating costs and business disruption following the Transaction, exposure to potential litigation related to Del Monte Foods which may have not been discovered during the diligence process or over which the Company had no control, our ability to service the additional indebtedness incurred as a result of the acquisition of Del Monte Foods, and challenges associated with the integration of Del Monte Foods’ products, technologies, and manufacturing processes with those of the Company's, ongoing elevated commodity and supply chain costs given the uncertainty associated with the conflict in the Middle East and the Company’s ability to successfully manage the risks associated with international operations in light of the ongoing conflict. In addition, these forward-looking statements and the information in this presentation and the earnings call are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K. All forward-looking statements in this presentation are based on information available to us on the date hereof, and we assume no obligation to update such statements.

For information, contact:
Investors:
Christine Cannella
Vice President, Investor Relations
Investors@freshdelmonte.com

Media:
Claudia Pou
Vice President, Global Head of Corporate Communications
Communications@freshdelmonte.com
Source: Del Monte Corporation

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